EXHIBIT 34.5

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Trust & Securities Services department of Deutsche Bank Trust Company Americas:

We have examined the accompanying management’s assertion that the Trust & Securities Services department of Deutsche Bank Trust Company Americas (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Crusade Global Trust No. 1 of 2007 mortgage-backed securities transaction (the “Platform”), except for criteria 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of September 30, 2007 and for the period March 15, 2007 through September 30, 2007. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the transaction specified above or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria, as of September 30, 2007 and for the period March 15, 2007 through September 30, 2007 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

November 30, 2007